ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Appoints Rick Anderson as Vice President of Sales
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BROKEN ARROW, Oklahoma, April 23, 2013 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), announced today the appointment of Rick Anderson as the Company’s new Vice President of Sales. Mr. Anderson brings 28 years of experience in the sales management sector, including 20 years in the cable television (CATV) industry. He has extensive experience with Cable MSOs or multiple system operators, which make up the core of ADDvantage Technologies customer base.

In this role, Mr. Anderson will focus on supporting the sales force as well as growing the Company by tapping into new territories and expanding its position in the CATV market. He will also help formulate strategy between ADDvantage and its leading manufacturing partners which include Cisco, Motorola, ARRIS Solutions, Fujitsu and Triveni Digital.

Mr. Anderson joins ADDvantage Technologies with a broad range of experience in various vice presidential roles overseeing and designing sales programs and implementing sales strategies. Most recently, Mr. Anderson was the Vice President of Sales for WESCO Distribution, where he was responsible for government sales and the National Cable Television Cooperative (NCTC). Prior to that, he spent 13 years at TVC Communications, which was acquired by WESCO Distribution in 2011.

At TVC Communications, one of ADDvantage Technologies’ industry peers, Mr. Anderson was the Vice President of Technical Sales, and comprised over $180 million in sales. He was partly responsible for TVC Communications’ receipt of the National Cable Television Cooperative Vendor of the Year Award in 2000 and Service Award in 2003. Later, he was promoted to Vice President of Sales of Second Tier Accounts where he increased sales exponentially from $9.5 million to $24.1 million and initiated a new program for government accounts.  Mr. Anderson began his CATV career at Jerry Con Associates, Inc. in 1993 and following the company’s acquisition by TVC Communications in 1998, he became Vice President of Technical Sales. He graduated with an A.A. in Marketing and Management from Hagerstown Junior College and earned a certification from the National Cable Television Institute.

Commenting on Mr. Anderson's appointment, David Humphrey, President and Chief Executive Officer stated, "We are excited to bring Rick on as our new Vice President of Sales and believe that his expertise of the industry will help us identify growth opportunities, while we continue striving for excellence in distributing new and refurbished cable equipment to our customers. Rick’s leadership skills will play an important part in organizing our sales force so that we exceed the expectations of our customers and OEM partners. We feel his credible background, which includes his tenure as former VP of Sales for one of our industry peers, is just what our Company needs to go above and beyond our current levels of operation.”

"I am excited to join the management team of ADDvantage Technologies and look forward to applying my versatile sales experience towards expanding market opportunities for the Company," stated Mr. Anderson. “I am eager to hit the ground running in a collective effort to cultivate our relationships with customers from our trusted OEM partners. Additionally, I anticipate creating new relationships with customers in emerging markets, sustaining long-term growth for the Company.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola, ARRIS and Fujitsu Frontech North America, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.